Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Support Agreement”) is dated as of May 26, 2026 and is entered into by and among NewHold Industrial Technology III LLC, a Delaware limited liability company (“Sponsor”), NewHold Investment Corp III, a Cayman Islands exempted company with limited liability (“SPAC”), NewCleo Ltd., a private limited company incorporated under the Laws of England and Wales (the “Company”), and the directors and officers of SPAC set forth on Schedule A hereto (such individuals, together with Sponsor, each, a “Sponsor Shareholder” and collectively, the “Sponsor Shareholders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of SPAC Warrants, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares set forth opposite their respective names on Schedule A hereto (together with any other Equity Securities (as defined below) of SPAC (or any securities convertible into or exercisable or exchangeable for the Equity Securities of SPAC) held or acquired by such Sponsor Shareholders between the date of this Sponsor Support Agreement and the earlier of the Closing or the termination of this Sponsor Support Agreement in accordance with its terms, collectively, the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Support Agreement, SPAC, the Company, newcleo1 Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub 1”), and newcleo2 Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub 2”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Companies Act (Revised), the parties thereto desire to consummate a business combination transaction, whereby (a) at the First Merger Effective Time, Merger Sub 1 will merge with and into SPAC, and as a result of which the separate corporate existence of Merger Sub 1 will cease and SPAC will continue as the surviving company in such merger and as a wholly owned subsidiary of the Company and (b) at the Second Merger Effective Time, the First Merger Surviving Company will merge with and into Merger Sub 2, and as a result of which the separate corporate existence of the First Merger Surviving Company will cease and Merger Sub 2 will continue as the surviving company in such merger and as a wholly owned subsidiary of the Company (the transactions described in the foregoing clauses (a) and (b), together with the other Transactions, the “Mergers” or the “Business Combination Transaction”);

WHEREAS, as set forth in greater specificity in the Business Combination Agreement, SPAC, Sponsor, and Company intend that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and by entering into the Business Combination Agreement are adopting a “plan of reorganization” for purposes Section 368 and other related provisions of the Code and the Treasury Regulations promulgated thereunder, and the Parties hereby incorporate this Sponsor Support Agreement into such plan of reorganization; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement and to consummate the Transactions, the parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Sponsor Support Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
Sponsor Support Agreement; Covenants

Section 1.01. Binding Effect of Business Combination Agreement. Each Sponsor Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Shareholder hereby agrees (i) to be bound by and comply with Sections 7.6 (No Solicitation by SPAC), 7.8 (Support of Transaction), and 10.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections of the Business Combination Agreement), mutatis mutandis, as if such Sponsor Shareholder was an original signatory to the Business Combination Agreement (as the SPAC) with respect to such provisions and (ii) that such Sponsor Shareholder shall provide to (A) SPAC and its Representatives any information regarding such Sponsor Shareholder or the Subject Shares that is reasonably requested by SPAC or its Representatives and is required in order for SPAC to comply with Sections 7.7 (Preparation of Registration Statement/Proxy Statement/Prospectus; Shareholders’ Meetings and Approvals), 7.8 (Support of Transaction), 7.9 (Regulatory Authorizations; Other Filings) and 7.15 (SPAC Public Filings) of the Business Combination Agreement (and any relevant definitions contained in any such Sections of the Business Combination Agreement) or otherwise in connection with any application or filing made or any approval sought in connection with the Transactions (including filings with the SEC) and (B) the Company and its Representatives any information regarding such Sponsor Shareholder or the Subject Shares that is reasonably requested by the Company or its Representatives and is required in order for the Company to comply with Sections 7.7 (Preparation of Registration Statement/Proxy Statement/Prospectus; Shareholders’ Meetings and Approvals), 7.9 (Regulatory Authorizations; Other Filings) and 7.16 (Company Securities Listing) of the Business Combination Agreement (and any relevant definitions contained in any such Sections of the Business Combination Agreement) or otherwise in connection with any application or filing made or any approval sought in connection with the Transactions (including filings with the SEC).

Section 1.02. New Shares. In the event that after the execution of this Sponsor Support Agreement and prior to the Expiration Time (as defined below) (a) any SPAC Ordinary Shares, SPAC Warrants or other Equity Securities of SPAC are issued to any Sponsor Shareholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the SPAC Ordinary Shares or SPAC Warrants owned by such Sponsor Shareholder, or pursuant to any anti-dilution right or otherwise, (b) any Sponsor Shareholder purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, SPAC Warrants or other Equity Securities of SPAC, or (c) any Sponsor Shareholder acquires the right to vote or share in the voting of any SPAC Ordinary Shares or other Equity Securities of SPAC (any such SPAC Ordinary Shares, SPAC Warrants or other Equity Securities of SPAC described in clauses (a) through (c), collectively the “New Securities”), then such New Securities issued to, acquired by or purchased by the Sponsor Shareholders, as applicable, shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted the SPAC Ordinary Shares or SPAC Warrants owned by such Sponsor Shareholder respectively, as of the execution hereof (and shall constitute Subject Shares for all purposes hereof).

Section 1.03. Closing Date Deliverables. On the Closing Date, the Sponsor Shareholders shall deliver to SPAC and the Company a duly executed counterpart of the Registration Rights Agreement.

Section 1.04. Sponsor Shareholder Agreements.

(a) At any general meeting of the shareholders of SPAC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought from the date hereof until the earlier of (x) the Closing and (y) such date and time as the Business Combination Agreement is terminated in accordance with Section 9.1 thereof (the earlier of (x) and (y), the “Expiration Time”), each Sponsor Shareholder shall (i) appear at each such general meeting in person or by proxy or otherwise and, in any case, cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written resolution (or cause a written resolution to be executed and delivered) covering, all of its Subject Shares:

(i) in favor of each of the SPAC Shareholder Approval Matters;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the SPAC Shareholder Approval Matters);

(iii) against any merger agreement, business combination agreement, merger, amalgamation, share exchange, asset acquisition, share purchase, scheme of arrangement, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any Equity Securities of SPAC (other than the SPAC Shareholder Approval Matters);

(iv) against any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Shareholder Approval Matters);

(v) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, interfere with, delay, frustrate, prevent, result in termination or failure to consummate of, or nullify any provision of, this Sponsor Support Agreement, the Business Combination Agreement or any other Transaction Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Sponsor Shareholder under this Sponsor Support Agreement or of SPAC under the Business Combination Agreement or any other Transaction Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of share capital of, SPAC; and

(vi) for any proposal to adjourn or postpone the applicable general meeting of the shareholders of SPAC to a later date if (and only if) there are not sufficient votes for approval of the SPAC Shareholder Approval Matters.

(b) Without limiting the generality of the foregoing Section 1.04(a), except as contemplated by the Business Combination Agreement, any other Transaction Agreement or the Transactions, each Sponsor Shareholder hereby agrees, from and after the execution of this Sponsor Support Agreement (and, in the case of clauses (i) and (ii) below, until the Expiration Time):

(i) not to deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares unless specifically requested to do so by the Company in writing in connection with the Business Combination Agreement, the other Transaction Agreements or the Transactions;

(ii) not to make a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) of any equity interests of other shareholders of SPAC against any SPAC Shareholder Approval Matters or for any Business Combination Proposal (other than the SPAC Shareholder Approval Matters) in connection with any vote of the shareholders of SPAC;

(iii) not to commence or participate in any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates, directors or officers (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Support Agreement, the Business Combination Agreement, any other Transaction Agreement or the Transactions, (B) alleging a breach of any fiduciary duty of the board of directors or officers of SPAC or the Company or any of their Affiliates in connection with this Sponsor Support Agreement, the SPAC Shareholder Approval, the Business Combination Agreement, any other Transaction Agreement or the Transactions or (C) relating to the negotiation, execution or delivery of this Sponsor Support Agreement, the Business Combination Agreement, any other Transaction Agreement or the Transactions; and

(iv) not take, or commit or agree to take, any action inconsistent with Section Section 1.04(a) or the foregoing in this Section 1.04(b).

(c) Until the Expiration Time, the Sponsor Shareholders shall not modify or amend any Contract between or among any Sponsor Shareholder or any of their respective Affiliates (other than SPAC), on the one hand, and SPAC, on the other hand, without the prior written consent of the Company, including, but not limited to, the Contracts set forth on Schedule B hereto.

Section 1.05. No Transfer. From the date of this Sponsor Support Agreement until the Expiration Time, each Sponsor Shareholder shall not, directly or indirectly, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, assign, dispose of or agree to transfer, assign or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to, any Subject Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in the immediately preceding clauses (a) or (b) (any of the actions specified in the immediately preceding clauses (a) to (c), a “Transfer”), other than pursuant to the Mergers and in accordance with this Sponsor Support Agreement and the other Transaction Agreements. Notwithstanding the foregoing, such Sponsor Shareholder may make Transfers of the Subject Shares (A) pursuant to and in accordance with this Sponsor Support Agreement, (B) upon the prior written consent of the Company and SPAC, (C) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust or other fiduciary entity, the beneficiary of which is a member of the individual’s immediate family, (D) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (E) in the case of an individual, pursuant to a qualified domestic relations order, (F) in the case of an individual, pursuant to a charitable gift or contribution, (G) in the case of an entity, by virtue of such Sponsor Shareholder’s Governing Documents upon liquidation or dissolution of such Sponsor Shareholder and (H) to any Affiliate of such Sponsor Shareholder (each of the transferees described in clauses (A)–(H), a “Permitted Transferee”); provided that, in each case of clauses (A) through (H), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Sponsor Shareholder’s obligations under and in accordance with this Sponsor Support Agreement is not relinquished, modified or limited in any manner in or as a result of any such Transfer, and as a condition to the effectiveness of any such Transfer, the transferee thereof shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Sponsor Support Agreement to the same extent as such transferring Sponsor Shareholder was with respect to such transferred Subject Shares; provided, further, that in the case of clauses (D), (E) or (F), the transferee thereof will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the foregoing in this Section 1.05 will be null and void ab initio.

Section 1.06. Waiver of Appraisal and Dissenters’ Rights. Each Sponsor Shareholder hereby irrevocably waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

Section 1.07. Waiver of Anti-Dilution Protection. Each Sponsor Shareholder hereby irrevocably waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, all anti-dilution and similar rights that would otherwise result in SPAC Class B Ordinary Shares held by Sponsor converting into shares of SPAC Class A Ordinary Shares and/or Company Ordinary Shares on a greater than one-for-one basis in connection with the Transactions pursuant to Article 17 of the SPAC Articles or otherwise.

Section 1.08. No Redemption. Each Sponsor Shareholder hereby irrevocably and unconditionally agrees that, from the date hereof and until the Expiration Time, such Sponsor Shareholder shall not elect to cause SPAC to redeem any Subject Shares, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

Section 1.09. No Inconsistent Agreements. Each Sponsor Shareholder hereby represents and covenants that such Sponsor Shareholder (a) has not entered into, and shall not enter into, any agreement or undertaking that would restrict, limit or interfere with, or that is otherwise inconsistent with, or would adversely affect, or prohibit or prevent from satisfying, the ability to perform or satisfy any party’s obligations under this Sponsor Support Agreement or the Company’s or the SPAC’s ability to perform or satisfy any obligation under the Business Combination Agreement or any other Transaction Agreement, or that is otherwise inconsistent with such Sponsor Shareholder’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Subject Shares, and (b) has not granted, and shall not grant, a proxy or power of attorney with respect to any of the Subject Shares that is inconsistent with such Sponsor Shareholder’s obligations hereunder.

Section 1.10. Related Party Arrangements. Except as expressly contemplated by the Business Combination Agreement, no Sponsor Shareholder shall receive from the SPAC any finder’s fee, reimbursement, consulting fee or other monies in respect of any repayment of a loan or other compensation prior to, or in connection with, the consummation of the Mergers. No loan made by any Sponsor Shareholder to the SPAC will be converted into SPAC Ordinary Shares, SPAC Warrants or any other Equity Securities of SPAC.

Section 1.11. Consent to Disclosure. Each Sponsor Shareholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, including in any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC), to the extent such publication and disclosure is required by applicable security Laws or the SEC or any other securities authorities, of such Sponsor Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Sponsor Support Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Sponsor Support Agreement.

Section 1.12. Waiver and Release of Claims. Each Sponsor Shareholder covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in Section 1.12(d)), each Sponsor Shareholder, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other Person claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”; provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, the Company, each Merger Sub and each of its and their past and present Subsidiaries, and the equityholders, directors, officers, employees, agents, predecessors, successors and assigns of each of the foregoing (the “Released Parties”), from any and all past or present claims, demands, damages, debts, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, directly or indirectly arising from or relating to (x) the Releasing Parties’ ownership of the Subject Shares or the Transactions or (y) any act, omission, event or transaction occurring (or any circumstance existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), in each case (x) and (y), except for fraud, willful misconduct or gross negligence.

(b) Each Sponsor Shareholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Section 1.12, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims in accordance with this Section 1.12. In furtherance of this intention, such Sponsor Shareholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Such Sponsor Shareholder knowingly and voluntarily waives and releases any and all rights and benefits that such Sponsor Shareholder may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Such Sponsor Shareholder understands that Section 1542 of the California Civil Code, or a comparable Law of another jurisdiction, gives such Sponsor Shareholder the right not to release existing claims of which such Sponsor Shareholder is not aware, unless such Sponsor Shareholder voluntarily chooses to waive this right. Having been so apprised, such Sponsor Shareholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542 of the California Civil Code, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in his, her or its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.12, in each case, effective as of the Closing. Such Sponsor Shareholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.12 and that, without such waiver, the Company would not have agreed to the terms of this Sponsor Support Agreement or the Business Combination Agreement.

(d) Notwithstanding the foregoing provisions of this Section 1.12 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Sponsor Support Agreement, (ii) any other Transaction Agreement to which such Releasing Party is a party, (iii) the Registration Rights Agreement or (iv) the SPAC Articles or any indemnity agreement of any director or officer of SPAC or any other agreement entered into with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any indemnification agreement or Governing Document of SPAC existing as of the date hereof (in the case of this clause (iv), so long as true and complete copies thereof were, prior to the date hereof, provided to the Company).

(e) Notwithstanding the foregoing provisions of this Section 1.12, nothing contained in this Sponsor Support Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, each Sponsor Shareholder (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 1.12.

Section 1.13. Forfeiture.

(a) Effective as of immediately prior to the First Merger Effective Time, and solely in connection with and only for the purpose of the proposed Transactions, Sponsor shall and, subject to and conditioned upon the Closing occurring, hereby does automatically and irrevocably surrender and forfeit, for no consideration, the Sponsor Forfeited Securities. Without limiting the foregoing, the Sponsor Forfeited Securities shall be automatically and immediately cancelled by SPAC, effective as of immediately prior to the First Merger Effective Time, and SPAC and Sponsor shall take such actions (and SPAC shall direct SPAC’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto) as are necessary to cause the Sponsor Forfeited Securities to be canceled, after which such Sponsor Forfeited Securities shall no longer be issued or outstanding and shall not be converted to Company Ordinary Shares pursuant to the Business Combination Agreement.

(b) For purposes of this Sponsor Support Agreement, the following capitalized terms shall have the following meanings:

“Adjusted Forfeited Percentage” means a fraction, expressed as a percentage, equal to (i) (A) $400,000,000 minus (B) the sum of the Total Cash Proceeds Amount minus (C) the excess (if any) of the SPAC Transaction Expenses over $14,000,000 (provided that, for the avoidance of doubt, that such excess shall not be less than $0), divided by (ii) $400,000,000.

“Closing Exchange Securities” means all SPAC Securities held by Sponsor immediately prior to the forfeiture of SPAC Securities pursuant to this Section 1.13 and prior to the exchange of the Subject Shares for the right to receive Company Ordinary Shares and Company Warrants pursuant to Sections 3.7(a)(i) and 3.7(a)(ii) of the Business Combination Agreement and Section 3.7(a)(v) of the Business Combination Agreement.

“Retained Securities” means all Closing Exchange Securities other than the Sponsor Forfeited Base Securities.

“Sponsor Closing Company Securities” means the number of Company Ordinary Shares and Company Warrants received by Sponsor in the First Merger in exchange for the Sponsor Closing SPAC Securities pursuant to Sections 3.7(a)(i), 3.7(a)(ii) and 3.7(a)(v) of the Business Combination Agreement.

“Sponsor Closing SPAC Securities” means a number of SPAC Securities equal to (a) the Closing Exchange Securities minus (b) the Sponsor Forfeited Securities.

“Sponsor Forfeited Additional Securities” means (i) in the event the Adjusted Forfeited Percentage is greater than zero percent (0%), a number of SPAC Securities equal to (A) the total number of SPAC Securities constituting Retained Securities, multiplied by (B) the Adjusted Forfeited Percentage, (ii) in the event the Adjusted Forfeited Percentage is less than or equal to zero percent (0%), no SPAC Securities, and (iii) that number of SPAC Class B Ordinary Shares considered “Forfeited Shares” under those certain Non-Redemption and Support Agreements, dated as of the date hereof and substantially in the form attached to the Business Combination Agreement, by and among Sponsor, SPAC, and certain investors signatory thereto; provided that with respect to Sponsor Forfeited Additional Securities contemplated by the foregoing clauses (i) and (ii) only, any forfeiture of such Sponsor Forfeited Additional Securities contemplated by the foregoing clauses (i) and (ii) pursuant to this Section 1.13 shall apply to and be allocated from (and reduce the amount of) (x) first, the Second Price Threshold Sponsor Post-Closing Restricted Company Securities, (y) to the extent that the number of forfeited Retained Securities is in excess of the number of Second Price Threshold Sponsor Post-Closing Restricted Company Securities, then to the First Price Threshold Sponsor Post-Closing Restricted Company Securities and (z) to the extent that the number of Sponsor Forfeited Securities is in excess of the aggregate number of Sponsor Post-Closing Restricted Company Securities, then to the Remaining Securities; provided, further, that with respect to Sponsor Forfeited Additional Securities contemplated by the foregoing clause (iii), any forfeiture of such Sponsor Forfeited Additional Securities contemplated by the foregoing clause (iii) pursuant to this Section 1.13 shall apply to and be allocated from (and reduce the amount of) the Remaining Securities.

“Sponsor Forfeited Base Securities” means 20% of the Closing Exchange Securities, applied pro rata to each class of SPAC Securities held by Sponsor.

“Sponsor Forfeited Securities” means a number of SPAC Securities equal to (a) the Sponsor Forfeited Base Securities plus (b) the Sponsor Forfeited Additional Securities (in the case of this clause (b), if any).

(c) An illustrative calculation of the forfeiture and vesting provisions set forth in this Section 1.13 and Section 1.14 and the Release Thresholds set forth in Section 1.15 is attached hereto as Exhibit A (the “Illustrative Calculation”).

Section 1.14. Vesting of Sponsor Shares.

(a) Sponsor hereby agrees that, upon and subject to the Closing, it will not Transfer any Sponsor Closing Company Securities (together with any Equity Securities paid as dividends or distributions with respect to such Company Ordinary Shares or into which such Company Ordinary Shares are exchanged or converted, in either case, after the Closing, the “Sponsor Post-Closing Restricted Company Securities”), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to the Sponsor Post-Closing Restricted Company Securities; provided that Sponsor may, subject to the terms and on the conditions set forth in this Section 1.14, Transfer all or any portion of the Sponsor Post-Closing Restricted Company Securities to any Permitted Transferee so long as, prior to and as a condition to the effectiveness of any such Transfer, such Person executes and delivers to the Company a joinder to this Sponsor Support Agreement in the form attached hereto as Exhibit B.

(b) In the event that a Release Event has not occurred on or prior to the date that is the fifth (5th) anniversary of the Closing Date (the “Termination Date,” and the period from the Closing Date until and including the Termination Date, the “Measurement Period”) with respect to all of the Sponsor Post-Closing Restricted Company Securities, Sponsor hereby agrees to the cancellation of any of the Sponsor Post-Closing Restricted Company Securities that are still subject to vesting in accordance with this Section 1.14 and that have not been subject to a Release Event. In order to effectuate such cancellation in the event that a Release Event has not been achieved by the Termination Date, Sponsor shall promptly deliver the Sponsor Post-Closing Restricted Company Securities that have not been subject to a Release Event to the Company in certificated or book-entry form (at the election of Sponsor) for cancellation by the Company.

(c) The share certificates representing the Sponsor Post-Closing Restricted Company Securities shall contain a legend relating to transfer restrictions imposed by this Section 1.14 and the risk of cancellation associated with the Sponsor Post-Closing Restricted Company Securities. The Company will cause its transfer agent to remove such legend as promptly as practicable after the written request by Sponsor following a Release Event with respect to the Sponsor Post-Closing Restricted Company Securities that are the subject of such Release Event. Until and unless the Sponsor Post-Closing Restricted Company Securities are released to the Company for cancellation, Sponsor will have full ownership rights to the Sponsor Post-Closing Restricted Company Securities, including the right to vote such shares and to receive dividends and distributions paid in cash thereon; provided, however, that Sponsor Post-Closing Restricted Company Securities are deemed to include all distributions payable thereon in stock or other non-cash property (“Non-Cash Dividends”), and such Non-Cash Dividends (to the extent attributable to Sponsor Post-Closing Restricted Company Securities that are cancelled pursuant to this Section 1.14) shall be forfeited by Sponsor in accordance with the terms governing cancellation of Sponsor Post-Closing Restricted Company Securities in this Section 1.14.

(d) Pursuant to, and in accordance with this Sponsor Support Agreement, the Sponsor Post-Closing Restricted Company Securities shall vest and no longer be subject to cancellation as follows (each, as applicable to the relevant Sponsor Post-Closing Restricted Company Securities, a “Release Event”):

(i) Twenty-five percent (25%) of the Sponsor Post-Closing Restricted Company Securities (the “First Price Threshold Sponsor Post-Closing Restricted Company Securities”) will vest and no longer be subject to cancellation if the volume weighted average Share Price of a Company Ordinary Share (or of any common or ordinary equity security that is the successor to such share of Company Ordinary Shares (together with the Company Ordinary Shares, the “Public Ordinary Shares”)) on the principal exchange on which such securities are then listed or quoted is at or above $15.00 (the “First Price Threshold”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Measurement Period (as reported on Bloomberg);

(ii) Twenty-five percent (25%) of the Sponsor Post-Closing Restricted Company Securities (the “Second Price Threshold Sponsor Post-Closing Restricted Company Securities”) will vest and no longer be subject to cancellation if the volume weighted average Share Price of the Public Ordinary Shares on the principal exchange on which such securities are then listed or quoted is at or above $18.00 (the “Second Price Threshold,” and together with the First Price Threshold, the “Price Thresholds”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Measurement Period (as reported on Bloomberg);

(iii) fifty percent (50%) of the Sponsor Post-Closing Restricted Company Securities will vest as of the occurrence of the Closing and not be subject to cancellation (the “Remaining Securities”); and

(iv) if an Early Release Event occurs prior to the Termination Date, then all of the Sponsor Post-Closing Restricted Company Securities that have not yet vested will vest and no longer be subject to cancellation or the transfer restrictions in this Section 1.14, effective immediately prior to the consummation of such Early Release Event;

provided that for the avoidance of doubt, in the event a Release Event has occurred on or prior to the Termination Date, but the Public Ordinary Shares to be released in accordance with such Release Event pursuant to Section 1.14(d)(i), Section 1.14(d)(ii), Section 1.14(d)(iii) or Section 1.14(d)(iv) have not yet been released by the transfer agent by the Termination Date, the Sponsor Post-Closing Restricted Company Securities to be released in connection with the occurrence of such Release Event shall vest and be released to Sponsor even if such release occurs after the end of the Measurement Period.

(e) For the avoidance of doubt, the time period in respect of which any Price Threshold is calculated may run concurrently with (and/or may overlap any portion of such period with) the time periods in respect of which any other Price Thresholds are calculated (and need not run consecutively), so that multiple tranches of Sponsor Post-Closing Restricted Company Securities may vest (and become no longer subject to cancellation) concurrently with respect to the same time period (or with respect to any such overlap between multiple time periods) in connection with the satisfaction of the First Price Threshold and/or the Second Price Threshold.

(f) For purposes of this Sponsor Support Agreement, (i) “Share Price” means, on any date on or after the Closing and on or prior to the Termination Date, the closing sale price per share of Public Ordinary Shares reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by an authoritative source generally used for such purposes and selected by the Company, (ii) “Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, (iii) “Early Release Event” means any of the following: (A) if the Company is merged, consolidated or reorganized with or into another Person except for any such merger or consolidation in which the shares of Public Ordinary Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of the surviving or resulting corporation (or of a parent company thereof); (B) the Company sells, leases, assigns, transfers, licenses or otherwise disposes of, in one or a series of related transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a Subsidiary of the Company; (C) any transaction or series of transactions, taken together, that constitute a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or pursuant to which the Company otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act or (D) if Public Ordinary Shares shall cease to be listed on a national securities exchange (in the case of each of clause (A), (B), (C) or (D), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Securities or assets or otherwise), and (iv) “Trading Day” means any day on which the Public Ordinary Shares are actually traded on Nasdaq or any other exchange on which the Public Ordinary Shares are then listed or quoted.

(g) The Price Thresholds and the applicable number of Sponsor Post-Closing Restricted Company Securities released for each applicable Release Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Public Ordinary Shares after the Closing. For avoidance of doubt, share dividends include the fair market value of any securities or other assets paid or payable by the Company or any successor public company to holders of Public Ordinary Shares.

Section 1.15. Lock-Up.

(a) Sponsor hereby agrees that, upon and subject to the Closing, and without limiting any other provision of this Sponsor Support Agreement, it will not Transfer any Sponsor Post-Closing Restricted Company Securities (the “Lock-Up Shares”) until the earlier of: (i) the date that is one hundred and eighty (180) days from the Closing and (ii) with respect to all or a portion of the Lock-Up Shares (as applicable), on such earlier date of release as may be permitted in accordance with Section 1.15(c) below (the period beginning on the Closing Date and ending upon the earlier of the immediately preceding clause (i) or (ii) being, the “Lock-Up Period”).

(b) Notwithstanding the foregoing Section 1.15(a), Sponsor may Transfer the Lock-Up Shares to a Permitted Transferee prior to expiry of the Lock-Up Period; provided that prior to and as a condition to the effectiveness of any such Transfer, such Permitted Transferee executes and delivers to the Company a joinder to this Sponsor Support Agreement in the form attached hereto as Exhibit B.

(c) A certain number of Lock-Up Shares shall be released for Transfer and no longer subject to the Transfer restrictions set forth in Section 1.15(a), in each case as set forth below (the period from the Closing Date to the end of the Lock-Up Period, the “Lock-Up Trading Measurement Period”):

(i) Fifty percent (50%) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average Share Price of the Public Ordinary Shares on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $12.00 (the “First Lock-Up Release Threshold”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period; provided that it is understood and agreed that such fifty percent (50%) of the Lock-Up Shares contemplated by this Section 1.15(c)(i) that are subject to the First Lock-Up Release Threshold shall be allocated (A) fifty percent (50%) to the Remaining Securities, (B) twenty-five percent (25%) to the First Price Threshold Sponsor Post-Closing Restricted Company Securities and (C) twenty-five percent (25%) to the Second Price Threshold Sponsor Post-Closing Restricted Company Securities, in each case of the foregoing clauses (A) through (C), consistent with the Illustrative Calculation;

(ii) Twenty-five percent (25%) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average Share Price of the Public Ordinary Shares on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $15.00 (the “Second Lock-Up Release Threshold”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period; provided that it is understood and agreed that such twenty-five percent (25%) of the Lock-Up Shares contemplated by this Section 1.15(c)(ii) that are subject to the Second Lock-Up Release Threshold shall be allocated (A) fifty percent (50%) to the Remaining Securities, (B) twenty-five percent (25%) to the First Price Threshold Sponsor Post-Closing Restricted Company Securities and (C) twenty-five percent (25%) to the Second Price Threshold Sponsor Post-Closing Restricted Company Securities, in each case of the foregoing clauses (A) through (C), consistent with the Illustrative Calculation;

(iii) Twenty-five percent (25%) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average Share Price of the Public Ordinary Shares on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $18.00 (the “Third Lock-Up Release Threshold,” and together with the First Lock-Up Release Threshold and Second Lock-Up Release Threshold, the “Release Thresholds”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period; provided that it is understood and agreed that such twenty-five percent (25%) of the Lock-Up Shares contemplated by this Section 1.15(c)(iii) that are subject to the Third Lock-Up Release Threshold shall be allocated (A) fifty percent (50%) to the Remaining Securities, (B) twenty-five percent (25%) to the First Price Threshold Sponsor Post-Closing Restricted Company Securities and (C) twenty-five percent (25%) to the Second Price Threshold Sponsor Post-Closing Restricted Company Securities, in each case of the foregoing clauses (A) through (C), consistent with the Illustrative Calculation; and

(iv) if an Early Release Event occurs during the Lock-Up Period, then all of the Lock-Up Shares that have not yet been released for Transfer shall be released for Transfer immediately and no longer be subject to the Transfer restrictions in this Section 1.15, effective immediately prior to the consummation of such Early Release Event (and, for the avoidance of doubt, in such case the Lock-Up Period shall expire on the date of such Early Release Event).

(d) For the avoidance of doubt, the time period in respect of which any Release Threshold is calculated may run concurrently with (and/or may overlap any portion of such period with) the time periods in respect of which any other Release Thresholds are calculated (and need not run consecutively), so that multiple tranches of Lock-Up Shares may be released for Transfer (and become no longer subject to the Transfer restrictions) concurrently with respect to the same period (or with respect to any such overlap between multiple time periods) in connection with the satisfaction of the Second Lock-Up Release Threshold and/or Third Lock-Up Release Threshold.

(e) The share certificates (if any are issued) representing the Lock-Up Shares shall be stamped or otherwise imprinted with, and each book-entry account evidencing any Lock-Up Shares must bear, a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER, DIVIDENDS AND OTHER RIGHTS SET FORTH IN SECTION 1.15 OF THE SPONSOR SUPPORT AGREEMENT, DATED AS OF MAY 26, 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) The Company will cause its transfer agent to remove such legend as promptly as practicable following the expiration of the Lock-Up Period (with respect to all or any portion of Lock-Up Shares, as applicable).

(g) This Section 1.15 shall supersede Section 8 of the Insider Letter (as defined below), which Section 8 of the Insider Letter shall be of no further force or effect upon the beginning of the Lock-Up Period.

(h) Notwithstanding this Section 1.15, each Sponsor Shareholder and each of its Permitted Transferees (each, an “Equity Holder,” and collectively, the “Equity Holders”) may Transfer Lock-Up Shares during the Lock-Up Period in the following circumstances:

(i) as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes; provided that such Transfer shall not involve a disposition for value and, prior to and as a condition to the effectiveness of any such Transfer, the donee or transferee shall execute and deliver to the Company a written agreement to be bound by the restrictions set forth in this Section 1.15;

(ii) upon death by will, testamentary document or intestate succession; provided that, prior to and as a condition to the effectiveness of any Transfer of Lock-Up Shares by the applicable recipient, such recipient shall execute and deliver to the Company a written agreement to be bound by the restrictions set forth in this Section 1.15;

(iii) by operation of law, including pursuant to a court or regulatory agency order, qualified domestic order, divorce settlement, divorce decree or separation agreement;

(iv) to the Company in connection with the vesting, settlement or exercise of any Company Equity Awards, including for the payment of any exercise price or tax, remittance or other obligations due as a result of such vesting, settlement or exercise, whether by way of “net” or “cashless” exercise, “net settlement” or otherwise; provided that any ordinary shares received upon such vesting, settlement or exercise and not used for the payment of any such exercise price or tax, remittance or other obligations shall remain subject to the restrictions set forth in this Section 1.15;

(v) in open market transactions during the Lock-Up Period to generate net proceeds, after deducting commissions, in an aggregate amount not to exceed the amount of taxes or estimated taxes that become due as a result of the vesting, settlement or exercise during the Lock-Up Period of Company Equity Awards held by such Equity Holder; provided that any ordinary shares retained by such Equity Holder after giving effect to any such sale shall remain subject to the restrictions set forth in this Section 1.15;

(vi) pursuant to a bona fide third-party tender offer, merger, consolidation, arrangement, amalgamation or other similar transaction that is approved by the Board and made to all holders of Company Ordinary Shares and that, if consummated, would result in an Early Release Event; provided that, if such transaction is not consummated, the Lock-Up Shares shall remain subject to the restrictions set forth in this Section 1.15;

(vii) in connection with the establishment of a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act; provided that no Lock-Up Shares may be sold, transferred or otherwise disposed of under such plan during the Lock-Up Period; and

(viii) with the prior written consent of the Company Board.

(i) In the case of any Transfer or other transaction pursuant to Section 1.15(h)(i), Section 1.15(h)(ii), Section 1.15(h)(iii), Section 1.15(h)(iv), Section 1.15(h)(v) or Section 1.15(h)(vii), no public filing, report or announcement shall be voluntarily made by or on behalf of the applicable Equity Holder during the Lock-Up Period, and if any such filing, report or announcement is legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate the circumstances of such Transfer or other transaction and, where applicable, that the relevant Lock-Up Shares remain subject to the restrictions set forth in this Section 1.15.

Section 1.16. Use of Cash. Following the Closing, the Company shall comply with the obligations set forth in Exhibit C.

Section 1.17. Cooperation. The Company hereby covenants and agrees that, in the event that Sponsor, in its sole discretion, elects to engage one or more tax advisors to render an opinion with respect to the tax consequences of the Transactions as they relate to Sponsor, the Company shall, upon Sponsor’s reasonable request delivered in writing to the Company, use commercially reasonable efforts to cooperate with such advisors, including by using commercially reasonable efforts to execute and deliver customary Tax representation letters and such other customary related materials as such advisors may reasonably require in order to render such an opinion.  Notwithstanding anything to the contrary in this Agreement, (i) in no event shall the Company have any obligation to deliver any such representation letters or related materials to more than two advisors so engaged by Sponsor, (ii) no party hereto shall be required to deliver a Tax representation letter or other related material that includes any untrue statement of fact or omits to state a material fact necessary to make the statements therein not misleading, (iii) no party hereto shall be required to provide any representation or certification other than with respect to facts within its knowledge after reasonable inquiry and subject to customary qualifications, and (iv) such advisor(s) engaged by the Sponsor shall not be required to provide any opinion to the Company or its shareholders regarding the tax consequences of the transactions contemplated in the Business Combination Agreement.

ARTICLE II
Representations And Warranties

Section 2.01. Representations and Warranties of the Sponsor Shareholders. Each Sponsor Shareholder represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. If such Sponsor Shareholder is not an individual, such Sponsor Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Shareholder. Such Sponsor Shareholder has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform its obligations hereunder. This Sponsor Support Agreement has been duly executed and delivered by such Sponsor Shareholder and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Sponsor Shareholder, enforceable against such Sponsor Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Support Agreement has full power and authority to enter into this Sponsor Support Agreement on behalf of such Sponsor Shareholder.

(b) Ownership. Such Sponsor Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares (other than transfer restrictions under the Securities Act)) affecting the Subject Shares, other than Liens pursuant to (i) this Sponsor Support Agreement, (ii) SPAC’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Subject Shares are the only Equity Securities in SPAC owned of record or beneficially by such Sponsor Shareholder on the date of this Sponsor Support Agreement, and none of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares. Other than the Subject Shares, such Sponsor Shareholder does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of SPAC or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of SPAC.

(c) No Conflicts. The execution and delivery of this Sponsor Support Agreement by such Sponsor Shareholder does not, and the performance by such Sponsor Shareholder of its obligations hereunder will not, (i) if such Sponsor Shareholder is not an individual, conflict with or result in a violation of the Governing Documents of such Sponsor Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Shareholder or the Subject Shares), or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay or impair the performance by such Sponsor Shareholder of its obligations under this Sponsor Support Agreement.

(d) Litigation. There is no Action pending against such Sponsor Shareholder, or to the knowledge of such Sponsor Shareholder, threatened against such Sponsor Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay or impair the performance by such Sponsor Shareholder of its obligations under this Sponsor Support Agreement. To the knowledge of such Sponsor Shareholder, there is no outstanding Governmental Order imposed upon such Sponsor Shareholder which would prevent, enjoin or materially delay or impair the performance by such Sponsor Shareholder of its obligations under this Sponsor Support Agreement.

(e) Adequate Information. Such Sponsor Shareholder is a sophisticated investor and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Sponsor Support Agreement and the Transactions, and has independently and without reliance upon SPAC or the Company and based on such information as such Sponsor Shareholder has deemed appropriate, made its own analysis and decision to enter into this Sponsor Support Agreement. Such Sponsor Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to such Sponsor Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Sponsor Support Agreement. Such Sponsor Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Sponsor Shareholder are irrevocable.

(f) Contracts with SPAC. Except for the Contracts disclosed in the SPAC Disclosure Letter, none of such Sponsor Shareholder or any of its Affiliates is a party to, or has any rights with respect to or arising from, any Contract with SPAC. For the purposes of this Sponsor Support Agreement, the phrase “to the knowledge” of such Sponsor Shareholder shall have the meaning ascribed thereto in Section 1.3(ii) of the Business Combination Agreement, applied to such Sponsor Shareholder as if it was an original signatory to the Business Combination Agreement (as the SPAC), mutatis mutandis.

(g) Brokerage Fees. Except as described on Section 6.13 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Sponsor Shareholder for which the Company, SPAC or any of their respective Affiliates may become liable.

(h) Acknowledgment. Such Sponsor Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor Shareholder’s execution and delivery of this Sponsor Support Agreement and the representations, warranties, covenants and other agreements of such Sponsor Shareholder contained herein.

ARTICLE III
Miscellaneous

Section 3.01. Termination. This Sponsor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of each of the Sponsor Shareholders, SPAC and the Company. Upon such termination of this Sponsor Support Agreement, all obligations of the parties under this Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that (i) the termination of this Sponsor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Support Agreement prior to such termination or Fraud, and (ii) this ARTICLE III shall survive the termination of this Sponsor Support Agreement.

Section 3.02. Amendment. Subject to applicable Law, this Sponsor Support Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and the Sponsor Shareholders.

Section 3.03. Notices. All notices and other communications under this Sponsor Support Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC, prior to the Closing, to:

NewHold Investment Corp III
52 Vanderbilt Avenue
Suite 2005
New York, NY 10017
Attention: Kevin Charlton
Email: ***

with a copy (which shall not constitute actual or constructive notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Giovanni Caruso
Email: ***

If to the Company:

NewCleo Ltd.
55 South Audley Street

London, W1K 2QH

United Kingdom

Attention: Khalil Bukhari

Email: ***

with a copy (which shall not constitute actual or constructive notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention: Michael Senders; Yasin Keshvargar

Email: ***; ***

If to Sponsor:

NewHold Industrial Technology III LLC
52 Vanderbilt Avenue
Suite 2005
New York, NY 10017
Attention: Kevin Charlton
Email: ***

with a copy (which shall not constitute actual or constructive notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Giovanni Caruso
Email: ***

If to a Sponsor Shareholder other than Sponsor, to the address set forth under such Sponsor Shareholder’s signature to this Sponsor Support Agreement.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 3.04. Further Assurances. Each Sponsor Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company and/or SPAC to consummate the First Merger and the other Transactions.

Section 3.05. Waiver. Each provision in this Sponsor Support Agreement may only be waived by written instrument making specific reference to this Sponsor Support Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Sponsor Support Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Sponsor Support Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 3.06. Assignment. No party hereto shall assign, delegate or otherwise transfer this Sponsor Support Agreement or any part hereof without the prior written consent of the other parties and any such assignment, delegation or transfer without such prior written consent shall be null and void. Subject to the foregoing, this Sponsor Support Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

Section 3.07. Rights of Third Parties. Nothing expressed or implied in this Sponsor Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any right or remedies under or by reason of this Sponsor Support Agreement; provided, however, that the Released Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 1.12.

Section 3.08. Governing Law; Jurisdiction.

(a) This Sponsor Support Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Sponsor Support Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Sponsor Support Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b) All Legal Proceedings arising under the Laws of the State of New York out of or relating to this Sponsor Support Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Legal Proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties agrees that mailing of process or other papers in connection with any such Legal Proceedings in the manner provided in Section 3.03 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Legal Proceeding arising under the Laws of the State of New York out of or relating to this Sponsor Support Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Sponsor Support Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Sponsor Support Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 3.08.

Section 3.09. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SPONSOR SUPPORT AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SPONSOR SUPPORT AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 3.10. Entire Agreement. (a) This Sponsor Support Agreement, (b) the Business Combination Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (c) the other Ancillary Agreements, (d) the Nondisclosure Agreement and (e) any other documents and instruments and agreements among the parties as contemplated or referred to herein, constitute the entire agreement among the parties to this Sponsor Support Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties, except as expressly set forth in this Sponsor Support Agreement and the Ancillary Agreements.

Section 3.11. Severability. If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Support Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.12. Headings; Counterparts. The headings in this Sponsor Support Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Support Agreement. This Sponsor Support Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

Section 3.13. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Sponsor Support Agreement (including failing to take such actions as are required of them under the provisions of this Sponsor Support Agreement in order to consummate the Mergers) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Sponsor Support Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Sponsor Support Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 3.14. Construction. The construction provisions set forth in Sections 1.2 and 1.3 of the Business Combination Agreement shall apply to this Sponsor Support Agreement, mutatis mutandis, and such provisions are hereby incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Sponsor, SPAC, the Company and each other Sponsor Shareholder have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

Company:

NewCleo Ltd.

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, Sponsor, SPAC, the Company and each other Sponsor Shareholder have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPAC:

NewHold Investment Corp III

By:	/s/ Kevin Charlton
	Name:	Kevin Charlton
	Title:	Authorized Signatory

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, Sponsor, SPAC, the Company and each other Sponsor Shareholder have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

Sponsor:

NewHold Industrial Technology III LLC

By:	/s/ Isobel P. Schneck
	Name:	Isobel P. Schneck
	Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, Sponsor, SPAC, the Company and each other Sponsor Shareholder have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

Sponsor ShareholderS:

/s/ James Matt Yerbic
James Matt Yerbic
Address:

/s/ Thomas J. Sullivan
Thomas J. Sullivan
Address:

/s/ Charlie Baynes-Reid
Charlie Baynes-Reid
Address:

/s/ Scott Scharfman
Scott Scharfman
Address:

/s/ Brian P. Mathis
Brian P. Mathis
Address:

/s/ Phil Horlock
Phil Horlock
Address:

/s/ Sezaneh Taherian
Sezaneh Taherian
Address:

[Signature Page to Sponsor Support Agreement]

Schedule A

SPONSOR SHAREHOLDERS

Sponsor Shareholder	SPAC Class A Ordinary Shares	SPAC Class B Ordinary Shares	SPAC Private Placement Warrants
NewHold Industrial Technology III LLC	552,600	6,429,663	276,300
James Matt Yerbic	—	32,000	—
Thomas J. Sullivan	—	50,000	—
Scott Scharfman	—	32,000	—
Brian P. Mathis	—	32,000	—
Phil Horlock	—	100,000	—
Sezaneh Taherian	—	32,000	—

Exhibit A

Illustrative Calculation of Sponsor Promote Forfeiture and Application Thereof

[Attached]

[Exhibit A to Sponsor Support Agreement]

Exhibit B

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of [  ], 2026 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among NewHold Industrial Technology III LLC, a Delaware limited liability company (“Sponsor”), NewHold Investment Corp III, a Cayman Islands exempted company (“SPAC”), NewCleo Ltd., a private limited company incorporated under the applicable Laws of England and Wales (the “Company”), and the directors and officers of SPAC set forth on Schedule A thereto (together with Sponsor, each, a “Sponsor Shareholder” and collectively, the “Sponsor Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to Section 1.13, Section 1.14 and Section 1.15 of the Agreement as if it were the “Sponsor” thereunder as of the date hereof and shall have all of the rights and obligations of Sponsor with respect to Section 1.13, Section 1.14 and Section 1.15 of the Agreement as if it had executed the Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date:

By:
Name:
Title:

Address for Notices:

With copies to:

[Exhibit B to Sponsor Support Agreement]

Exhibit C

Use of Cash

1.	Following the Closing, the Company shall maintain, or cause to be maintained, the cash that was, prior to the Closing, held in the Trust Account (and that is otherwise not distributed therefrom in respect of SPAC Shareholder Redemption rights) in a separate bank account of the Company or one of its Subsidiaries holding solely such cash (the “Segregated Cash”). The Company shall document, or cause to be documented, all uses of the Segregated Cash with commercially reasonable specificity, and such documentation shall be preserved until seven (7) years after the Closing Date. Upon a written request for a copy of such documentation by a party hereto, the Company shall provide a copy of such documentation as soon as reasonably and commercially practical to do so, but, in no event, later than forty-five (45) days following such request.

2.	No less than the Permitted Use Amount of the Segregated Cash shall be used to fund operations, capital investments or other business expenses of the Company or other members of the Company qualified group (as such term is defined in Treas. Reg. section 1.368-1(d)(4)) (“Qualified Group”) (each a “Permitted Use”) (but in no event shall a Permitted Use include the use of Segregated Cash (i) to fund distributions to the Company Shareholders, redemptions of Company Ordinary Shares or payment of expenses of the Company Shareholders, or (ii) in any manner that would constitute a transfer with respect to which Treas. Reg. section 1.368-2(k) would not apply). The “Permitted Use Amount” means the lesser of (i) 35 percent of the balance of the Trust Account as of the Closing (without reduction by distributions therefrom in respect of SPAC Shareholder Redemption rights) or (ii) the balance of the Trust Account as of the Closing (after taking into account distributions therefrom in respect of SPAC Shareholder Redemption rights). Transfers of cash to members of the Qualified Group shall be disregarded and the transferee member’s use of such cash will be taken into account in determining whether there has been a Permitted Use of Segregated Cash. Repayment of debt shall be treated as a Permitted Use solely to the extent that the use of such borrowed proceeds constitutes a Permitted Use. For the avoidance of doubt, the use of Segregated Cash to acquire assets used in the active business operations of the Company shall be a Permitted Use as long as the assets acquired stay in the Company’s qualified group for two (2) years after the Closing Date.

3.	The Company shall use commercially reasonable efforts to use, or cause to be used, the Permitted Use Amount of the Segregated Cash for Permitted Uses within two (2) years after the Closing Date. In the event that the Permitted Use Amount of the Segregated Cash is not used for Permitted Uses at the end of such two (2) year period, the Company shall provide Sponsor a description of commercially reasonable efforts that were taken to so use the Segregated Cash, as well as an explanation of further efforts that will be taken and an estimate of when the Company expects to so fully use, or to cause to be used, the Permitted Use Amount of the Segregated Cash for Permitted Uses. The Company shall notify Sponsor as soon as reasonably and commercially practical after the completion of such use of the Permitted Use Amount of the Segregated Cash for Permitted Uses.

[Exhibit C to Sponsor Support Agreement]